UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2014

NEW SOURCE ENERGY PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-35809	38-3888132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

914 North Broadway, Suite 230

Oklahoma City, Oklahoma 73102

(405) 272-3028

(Address of Principal Executive Offices, Including Zip Code)

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 31, 2014, New Source Energy Partners L.P., a Delaware limited partnership (the “Partnership”) completed an acquisition of working interests in 23 producing wells and related undeveloped leasehold rights in the Southern Dome Field in Oklahoma County, Oklahoma (collectively, the “Assets”) from CEU Paradigm, LLC, a Delaware limited liability company (“CEU”), pursuant to a Contribution Agreement (the “Contribution Agreement”) between the Partnership and CEU. The Assets generated average daily production of approximately 490 Boe per day during the period between October 1, 2013 and December 31, 2013 (the “Current Production Average”), of which the commodity breakdown was 51% natural gas, 34% oil and 15% natural gas liquids.

As consideration for the Assets, the Partnership paid $6.9 million in cash to CEU at closing and issued 488,667 common units representing limited partner interests in the Partnership, valued at $24.40 per common unit, which represents the average high and low trading prices for the Partnership’s common units on the New York Stock Exchange for the five trading days immediately preceding the closing of the acquisition. The Partnership also agreed to provide additional consideration to CEU in November 2014 if the production attributable to the Assets for the nine-month period ending September 30, 2014 exceeds the Current Production Average. As detailed in the Contribution Agreement, the amount of any such additional consideration will be calculated as the acquisition value of the production increase (applying the same valuation methodology used to determine the initial consideration with respect to the Current Production Average) less (i) the capital expenditures incurred attributable to the production growth (including an allowance for the cost of capital for such capital expenditures) and (ii) revenue attributable to any wells that were not producing in paying quantities as of the effective date of the acquisition. The Partnership may satisfy any such additional consideration in cash, common units, or a combination thereof at its discretion.

The Contribution Agreement also contains representations and warranties, covenants and indemnification provisions that are typical for transactions of this nature. The effective date of the acquisition of the Assets for economic allocation purposes is August 1, 2013.

The foregoing summary of the Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to the Contribution Agreement filed as Exhibit 2.1 to this Current Report and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

The information set forth under Item 1.01 above with respect to the acquisition of the Assets by the Partnership from CEU is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth under Item 1.01 above with respect to the common units issued by the Partnership pursuant to the Contribution Agreement is incorporated herein by reference. The common units were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933.

Item 7.01	Regulation FD Disclosure

On February 5, 2014, following the completion of the acquisition of the Assets and the entry into the Contribution Agreement described in Item 1.01 of this Current Report, the Partnership issued a press release describing the acquisition of the Assets. A copy of the press release is furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and will not be incorporated by reference into any filing under the Securities Act of 1933 unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Exhibits

(a)	Financial Statements of Businesses Acquired.

The Partnership will file any financial statements required by this Item not later than 71 days after the date on which this Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The Partnership will file any financial statements required by this Item not later than 71 days after the date on which this Form 8-K is required to be filed.

(d)	Exhibits

Exhibit Number	Description

2.1*	Contribution Agreement dated as of January 31, 2014, by and between New Source Energy Partners L.P. and CEU Paradigm, LLC

99.1	Press release dated February 5, 2014

*	Pursuant to the rules of the Securities and Exchange Commission, the remaining schedules and similar attachments to this agreement have not been filed herewith. The Partnership agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

New Source Energy Partners L.P.

	By:	New Source Energy GP, LLC,
its general partner

Dated: February 5, 2014	By:	/s/ Kristian B. Kos
Name: Kristian B. Kos
Title: President and Chief Executive Officer